Exhibit-16
July 17, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Shearson Mid-West Futures Fund

Commissioners:

We have read the statements made by Smith Barney Futures Management LLC (copy attached), which we understand will be filed with the Commission, pursuant to
Item 4 of Form 8-K, as part of the Fund's Form 8-K report dated July 9, 2002. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,


PricewaterhouseCoopers LLP